                                                                  EXHIBIT 10.34

                      GENERAL LIGGETT REPLACEMENT AGREEMENT

         This General Liggett Replacement Agreement is entered into as of November 23, 1998 by and among each of the Settling States (as that term is defined in the Master Settlement Agreement referenced below); and Liggett Group Inc., a Delaware corporation, Liggett & Myers, Inc., a Delaware corporation (together collectively referred to as "Liggett"), and Brooke Group Ltd., a Delaware corporation ("Brooke").

                              W I T N E S S E T H:

         WHEREAS, the Settling States and the Original Participating Manufacturers have entered into the Master Settlement Agreement to settle and resolve with finality all Released Claims against the Released Parties, including the Original Participating Manufacturers, as set forth in the Master Settlement Agreement dated November of 1998 (as those terms are defined in the Master Settlement Agreement);

         WHEREAS, previous settlement agreements have been entered into between various state attorneys general and Liggett and Brooke that is, the Attorneys General Settlement Agreement dated March 15, 1996 as amended, the Attorneys General Settlement Agreement dated March 20, 1997 (and subsequent agreements between Liggett and Brooke and Alaska, California, Nevada and Oregon that incorporate the terms of the March 20, 1997 Agreement) and the Attorneys General Settlement Agreement dated March 12, 19998 (collectively, the "Previous Liggett Settlement Agreements"); and

         WHEREAS, the parties wish to enable Liggett to join in the terms and conditions of the Master Settlement Agreement by replacing the Previous Liggett Settlement Agreements with the Master Settlement Agreement as provided herein;

         NOW, THEREFORE, Liggett, Brooke and the Settling States hereby covenant and agree as follows:

         1. Liggett shall become a Subsequent Participating Manufacturer as defined by, and in accordance with, the terms of the Master Settlement Agreement.

         2. Upon State Specific Finality (as that term is defined in the Master Settlement Agreement) as to each Settling State that is also a party to a Previous Liggett Settlement Agreement, such Previous Liggett Settlement Agreement shall be null and void and of no further force and effect as to that Settling State, and the rights and obligations of Liggett and such Settling State shall be thereafter governed by the Master Settlement Agreement; provided, however, that if the Master Settlement Agreement is terminated as to any such Settling State for whatever reason, the Previous Liggett Settlement Agreement (subject to the deletion of the provisions relating, and only to the extent such provisions relate, to a Future Affiliate as defined therein) shall be reinstated as to such Settling State.

         3. Liggett and each such Settling State agree to take such action as may be necessary and appropriate to request any court that may have previously endorsed the Prior Liggett Settlement Agreements to vacate any such previous order(s) endorsing any provision of the Previous Liggett Settlement Agreements, and to replace such order(s) with an order approving this General Liggett Replacement Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this document as an instrument under seal



BROOKE GROUP LTD.                                 LIGGETT GROUP INC.



By: /s/ Bennett S. LeBow                         By: /s/ Bennett S. LeBow
    -------------------------------                  --------------------------



LIGGETT & MYERS, INC.



By: /s/ Bennett S. LeBow
    -------------------------------



SETTLING STATES



By:
    -------------------------------